Filed Pursuant to Rule 433

Registration No: 333-134553

Final Note Terms

3YR NC 1YR CMS Range Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (A1, A+, AA-)(1)
Principal Amount:	US$ 1,000,000
CUSIP:	5252M0EB9
Trade Date:	May 16, 2008
Issue Date:	June 2, 2008
Maturity Date:	June 2, 2011, subject to Issuer’s Call Option.
Issue Price:	Variable Price Re-Offer
Redemption Price:	100.0%
Interest Rate:	6.00% x Interest Accrual Factor
Interest Period:

Monthly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period).

Business Day Convention / Daycount Basis:	Unadjusted, Modified following, 30/360

(1) Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Interest Payment Dates:	Monthly on the 2nd of each month, commencing July 2, 2008, and ending on the Maturity Date, subject to Issuer’s Call Option
Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.00% during that Interest Period AND less than or equal to 1.40% during that Interest Period, divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REF:	For any day in an Interest Period (subject to the Rate Cut Off): SPREAD REF = 10yr CMS Rate – 2yr CMS Rate
10yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day.  If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Series I MTN prospectus supplement.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day.  If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Series I MTN prospectus supplement.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Issuer’s Call Option:

The Issuer has the right on every Interest Payment Date commencing on or after June 2, 2009, provided that the Issuer gives 5 Business Days notice to the investor, to call the notes in whole or in part at the Redemption Price.  All amounts that may otherwise be payable following the call date shall cease to be payable thereafter.

Business Days:	New York and London
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.
Denomination:	US$1,000/1,000

Fees:

Lehman Brothers Inc. has agreed to purchase the notes from us at 100% of the principal amount minus a commission equal to $6.00 per $1,000 principal amount, or 0.60%.  Lehman Brothers Inc. proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.  Lehman Brothers Inc. may also use all or a portion of its commissions on the notes to pay selling concessions or fees to other dealers.

The price at which Lehman Brothers Holdings Inc. has agreed to sell the notes to Lehman Brothers Inc. includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes.  See “Risk Factors” generally in the Series I MTN prospectus supplement.

U.S. Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Series I MTN prospectus supplement.

Historical Levels of the 10yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 10yr CMS Rate and the 2yr CMS Rate in effect on the May 16, 2008 and the hypothetical historical Interest Payment Dates listed below; the Interest Rate payable on any Interest Payment Date for the notes, however, will be determined based on the 10yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 10yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 10yr CMS Rate and 2yr CMS Rate during the term of the notes.  Fluctuations in the level of the 10yr CMS Rate and 2yr CMS Rate make the notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 10yr CMS Rate – 2yr CMS Rate (in %)
5/16/2008	4.345	3.163	1.182
5/2/2008	4.467	3.228	1.239
4/2/2008	4.267	2.75	1.517
2/29/2008	4.271	2.581	1.69
2/1/2008	4.179	2.743	1.436
1/2/2008	4.564	3.696	0.868
11/30/2007	4.644	3.957	0.687
11/2/2007	4.974	4.375	0.599
10/2/2007	5.154	4.669	0.485
8/31/2007	5.24	4.862	0.378
8/2/2007	5.508	5.131	0.377
7/2/2007	5.637	5.341	0.296
6/1/2007	5.511	5.39	0.121
5/2/2007	5.191	5.07	0.121
4/2/2007	5.179	5.003	0.176
3/2/2007	5.1	5.007	0.093
2/2/2007	5.312	5.284	0.028
1/2/2007	5.168	5.151	0.017
12/1/2006	4.892	4.857	0.035
11/2/2006	5.118	5.06	0.058
10/2/2006	5.138	5.066	0.072
9/1/2006	5.28	5.188	0.092
8/2/2006	5.55	5.419	0.131
6/30/2006	5.788	5.654	0.134
6/2/2006	5.566	5.374	0.192
5/2/2006	5.625	5.372	0.253
3/31/2006	5.387	5.266	0.121
3/2/2006	5.197	5.14	0.057
2/2/2006	5.08	4.989	0.091
1/2/2006	4.918	4.829	0.089

Hypothetical Interest Payment Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 10yr CMS Rate – 2yr CMS Rate (in %)
12/2/2005	5.095	4.886	0.209
11/2/2005	5.119	4.852	0.267
9/30/2005	4.794	4.581	0.213
9/2/2005	4.458	4.097	0.361
8/2/2005	4.765	4.406	0.359
7/1/2005	4.442	4.062	0.38
6/2/2005	4.305	3.857	0.448
5/2/2005	4.673	4.034	0.639
4/1/2005	4.976	4.211	0.765
3/2/2005	4.797	3.942	0.855
2/2/2005	4.537	3.641	0.896
12/31/2004	4.648	3.442	1.206
12/2/2004	4.821	3.435	1.386
11/2/2004	4.53	2.966	1.564
10/1/2004	4.629	2.96	1.669
9/2/2004	4.615	2.802	1.813
8/2/2004	4.945	3.059	1.886
7/2/2004	4.931	2.915	2.016
6/2/2004	5.219	3.038	2.181
4/30/2004	4.999	2.665	2.334
4/2/2004	4.512	2.164	2.348
3/2/2004	4.431	2.026	2.405
2/2/2004	4.516	2.144	2.372
1/2/2004	4.78	2.274	2.506
12/2/2003	4.809	2.437	2.372
10/31/2003	4.725	2.173	2.552
10/2/2003	4.485	1.831	2.654
9/2/2003	5.035	2.3	2.735
8/1/2003	5.064	2.151	2.913
7/2/2003	3.935	1.55	2.385
6/2/2003	3.78	1.524	2.256
5/2/2003	4.246	1.757	2.489
4/2/2003	4.371	1.86	2.511
2/28/2003	4.175	1.84	2.335
1/31/2003	4.42	2	2.42
1/2/2003	4.48	2.103	2.377
12/2/2002	4.697	2.431	2.266
11/1/2002	4.586	2.17	2.416
10/2/2002	4.33	2.178	2.152
9/2/2002	4.681	2.508	2.173
8/2/2002	4.995	2.543	2.452
7/2/2002	5.301	3.164	2.137
5/31/2002	5.569	3.594	1.975
5/2/2002	5.659	3.67	1.989

Hypothetical Interest Payment Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 10yr CMS Rate – 2yr CMS Rate (in %)
4/2/2002	6.084	4.11	1.974
3/1/2002	5.632	3.55	2.082
2/1/2002	5.712	3.503	2.209
1/2/2002	5.84	3.615	2.225
11/30/2001	5.461	3.336	2.125
11/2/2001	4.969	2.918	2.051
10/2/2001	5.21	3.33	1.88
8/31/2001	5.661	4.121	1.54
8/2/2001	5.91	4.388	1.522
7/2/2001	6.27	4.805	1.465
6/1/2001	6.117	4.712	1.405
5/2/2001	6.094	4.816	1.278
4/2/2001	5.906	4.858	1.048
3/2/2001	5.8	5.071	0.729
2/2/2001	5.954	5.29	0.664
1/2/2001	5.951	5.679	0.272
12/1/2000	6.642	6.376	0.266
11/2/2000	6.824	6.594	0.23
10/2/2000	6.934	6.705	0.229
9/1/2000	6.955	6.849	0.106
8/2/2000	7.204	7.063	0.141
6/30/2000	7.25	7.205	0.045
6/2/2000	7.327	7.322	0.005
5/2/2000	7.473	7.343	0.13
3/31/2000	7.289	7.163	0.126
3/2/2000	7.442	7.074	0.368
2/2/2000	7.499	7.18	0.319
12/31/1999	7.232	6.828	0.404
12/2/1999	7.006	6.589	0.417
11/2/1999	6.914	6.376	0.538
10/1/1999	6.922	6.308	0.614
9/2/1999	7.115	6.391	0.724
8/2/1999	6.928	6.273	0.655
7/2/1999	6.729	6.08	0.649
6/2/1999	6.53	5.975	0.555
4/30/1999	5.995	5.467	0.528
4/2/1999	6.08	5.498	0.582
3/2/1999	6.11	5.648	0.462
2/2/1999	5.536	5.197	0.339
1/1/1999	5.482	5.126	0.356
12/2/1998	5.467	5	0.467
11/2/1998	5.449	4.757	0.692